Exhibit 99.1

Asterias Biotherapeutics Announces Collaboration with Cell Therapy Catapult to Scale Production of AST-VAC2

Menlo Park, Calif. October 13, 2015----Asterias Biotherapeutics, Inc. (NYSE MKT: AST), has signed an agreement with the UK-based Cell Therapy Catapult to advance development of large scale manufacturing processes for AST-VAC2, Asterias’ allogeneic dendritic cell immunotherapy. Under the agreement, the Cell Therapy Catapult will streamline and scale manufacturing processes for AST-VAC2 to support advanced clinical trials and eventual commercialization of AST-VAC2.

The Cell Therapy Catapult is a global leader in the development of cell therapies with the goal of accelerating the delivery of these therapies to patients, rapidly, effectively and efficiently. The Cell Therapy Catapult has assembled best-in-class scientists, engineers and facilities in the UK to provide technical resources to ensure cell therapy products can be manufactured scalably and cost effectively.

AST-VAC2 is an immunotherapy product that contains mature dendritic cells derived from pluripotent stem cells. AST-VAC2 is engineered to express telomerase, a protein widely expressed in tumor cells, but rarely found in normal cells. The AST-VAC2 dendritic cells are designed to instruct the immune system to generate responses against telomerase and hence tumor cells.

To accelerate advancement of AST-VAC2, Asterias has an ongoing partnership with Cancer Research UK to execute the first stage of AST-VAC2 clinical development. As part of this partnership, Cancer Research UK will sponsor and manage a phase 1/2a clinical trial of AST-VAC2 in patients with non-small cell lung carcinoma. The clinical trial will examine the safety, immunogenicity and activity of AST-VAC2 in these patients and CR-UK will undertake the manufacture of the immunotherapeutic cells in support of this trial.

Pluripotent stem cells, the source material for AST-VAC2, uniquely have expanded proliferative capacity in their stem cell state, yet they can be induced to form mature cell types of the body when specific culture conditions are used. These properties enable the use of pluripotent stem cells for the large-scale production of therapeutic cell types allowing manufacturing and distribution of cell-based products analogous to that of protein-based biologics.

The joint program with the Cell Therapy Catapult will take advantage of these properties of pluripotent stem cells and will focus on the development of scaled production procedures for AST-VAC2 to supply future advanced clinical trials and commercialization of the product.  The program will utilize the know-how and resources assembled at the Cell Therapy Catapult along with expertise in pluripotent stem cells at Asterias to industrialize production of pluripotent stem cell-based therapeutics.

“The clinical trial being performed in partnership with Cancer Research UK is designed to establish the safety and activity of AST-VAC2 and will serve as a launch point for clinical development in lung cancer and other cancer indications alone and in combination with immune checkpoint inhibitors,” said Jane S. Lebkowski, Ph.D, Asterias’ President of R&D and Chief Scientific Officer,  “The new collaboration with the Cell Therapy Catapult will strategically fit with Asterias’ objectives for advanced clinical development of AST-VAC2 by providing scaled manufacturing procedures enabling supplies for multiple clinical trials.”

The collaboration with the Cell Therapy Catapult will trigger the initiation of an Asterias subsidiary in the UK. “The establishment of a subsidiary in the UK provides Asterias with the ability to effectively collaborate with both Cancer Research UK and the Cell Therapy Catapult Center at a low cost in the medium term while providing a base from which to grow our AST-VAC2 platform and maximize its value,” stated Pedro Lichtinger, Asterias’ Chief Executive Officer.

“This partnership with the Cell Therapy Catapult allows Asterias to accelerate its development of manufacturing processes that will be compatible with the commercial needs of our cell based products,” stated Katy Spink Ph.D., Asterias’ Chief Operating Officer. “The collaboration also enhances our strategic relationships in the UK, an environment which facilitates and supports the development of regenerative medicine products.”

“Working with Asterias to scale up manufacturing of AST-VAC2 with our know how in pluripotent manufacturing technology is a project that the Cell Therapy Catapult relishes. Asterias establishing a UK subsidiary and working with CRUK for this clinical trial exemplifies the UK as a go to place for Cell and Gene Therapy,” said Keith Thompson, Chief Executive of the Cell Therapy Catapult.

About Asterias Biotherapeutics

Asterias Biotherapeutics, Inc. (NYSE MKT: AST) is a leading biotechnology company in the emerging field of regenerative medicine. The Company’s proprietary, industry leading platforms are based on its pluripotent stem cell and dendritic cell immunotherapy technologies. Asterias is focused on developing therapies to treat conditions in several medical areas where there is high unmet medical need and inadequate available therapies. AST-OPC1 (oligodendrocyte progenitor cells) is currently in a Phase 1/2a dose escalation clinical trial in spinal cord injury. AST-VAC1 (antigen-presenting autologous dendritic cells) has demonstrated promise in a Phase 2 study in acute myelogenous leukemia. AST-VAC2 (antigen-presenting allogeneic dendritic cells) represents a second generation, allogeneic approach to dendritic cell vaccines. Additional information about Asterias can be found at www.asteriasbiotherapeutics.com.

FORWARD-LOOKING STATEMENTS

Statements pertaining to future financial and/or operating results, future growth in research, technology, clinical development, and potential opportunities for Asterias, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, uncertainty in the results of clinical trials or regulatory approvals, need and ability to obtain future capital, and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the businesses of Asterias, particularly those mentioned in the cautionary statements found in Asterias’ filings with the Securities and Exchange Commission. Asterias disclaims any intent or obligation to update these forward-looking statements.

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